GOLENBOCK EISEMAN ASSOR BELL & PESKOE LLP
437 MADISON AVENUE
NEW YORK, NY 10022-7302
(212) 907-7300

December 2, 2005

Cicero, Inc.
8000 Regency Pkwy, Suite 542
Cary, North Carolina 27511

Ladies and Gentlemen:

We have acted as counsel to Cicero, Inc., a Delaware corporation (“Cicero”), in connection with the proposed recapitalization merger (the “recapitalization merger”) of Level 8 Systems, Inc., a Delaware corporation (“Level 8”), with Cicero, a wholly owned subsidiary of Level 8, with Cicero as the surviving corporation, pursuant to the Agreement and Plan of Merger between Level 8 and Cicero, dated December 30, 2004, as amended as of September 13, 2005 (the “Agreement”).

In preparing our opinion, we have assumed (i) the recapitalization merger will be consummated in accordance with the terms, conditions and other provisions of the Agreement and as described in the Form S-4 Registration Statement of Cicero, Inc., as amended through the date of this letter (the “S-4 Statement”); (ii) all of the factual information, descriptions, representations and assumptions set forth or referred to in this letter (an advance copy of which has been provided to you) are true, accurate and complete, and will be true, accurate and complete at the effective date and time of the recapitalization merger and (iii) all of the factual information, descriptions and representations set forth in the S-4 Statement are true, accurate and complete, and will be true, accurate and complete at the effective date and time of the recapitalization merger. Capitalized terms not defined herein shall have the meaning ascribed to them in the S-4 Statement.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of Level 8 and Cicero, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. We have also assumed that the recapitalization merger will qualify as a statutory merger under the laws of the State of Delaware. We have not independently verified any factual matters relating to the recapitalization merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

Golenbock Eiseman Assor Bell & Peskoe LLP

December 2, 2005

Based on the foregoing, and subject to the qualifications and other matters set forth herein and the qualifications set forth in the S-4 Statement, it is our opinion that the discussion contained in the S-4 Statement under the heading " Proposal I: Approval and Adoption of the Merger Agreement Pursuant to Which the Merger Will be Effected—Federal Income Tax Consequences of the Recapitalization Merger," to the extent it describes matters of law and legal conclusions, constitutes a fair and accurate summary of the material United States federal income tax consequences of the recapitalization merger to those Cicero stockholders that are United States persons (within the meaning of Section 7701(a)(30) of the Code). We adopt such discussion as our opinion.

Our opinion is based on the understanding that the relevant facts are, and will be, at the effective date and time of the recapitalization merger, as set forth or referred to in this letter and the S-4 Statement. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement this opinion. Except as set forth above, we express no other opinion.

This opinion letter is being rendered to Cicero solely in connection with the filing of the S-4 Statement, and only with respect to the recapitalization merger described therein. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the S-4 Statement, and to the use of our name under the heading " Proposal I: Approval and Adoption of the Merger Agreement Pursuant to Which the Merger Will be Effected—Federal Income Tax Consequences of the Recapitalization Merger." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/Golenbock Eiseman Assor Bell & Peskoe LLP
Golenbock Eiseman Assor
Bell & Peskoe LLP